Exhibit 4.32

Summary in English of Call and Put Option Agreement

The following are the main terms and conditions pursuant to which Tenedora Ares, S.A.P.I. de C.V. (“Tenedora Ares”), Thomas Stanley Heather Rodríguez (“TSH”), Vamole Inversiones 2013, S.L. Sociedad Unipersonal (“Vamole”), and Arretis, S.A.P.I. de C.V. (“Arretis” or the “Beneficiary”), entered into a call and put option agreement dated July 31, 2013 (the “Option Agreement”).

TYPE OF TRANSACTION	Call and Put Option Agreement

PARTIES	Tenedora Ares, TSH, Vamole and Arretis

BENEFICIARY	Arretis

SIGNATURE DATE	July 31, 2013

TERM

Until the first to occur of:

•    July 31, 2023

•    The date on which the purchase price for the exercise of the put option is paid and the shares of Tenedora Ares are duly transferred to the Beneficiary.

•    The date on which the purchase price for the exercise of the call option is paid and the shares of Tenedora Ares are duly transferred to the Beneficiary.

SUBJECT

Put Option:

The Beneficiary grants Vamole and TSH an irrevocable sale option, such that the Beneficiary irrevocably offers to acquire, and Vamole and TSH will have the right to sell, all of the shares they own, representing the 5% of the capital stock of Tenedora Ares.

Call Option:

Each of Vamole and TSH severally grant the Beneficiary an irrevocable purchase option, such that each of Vamole and TSH irrevocably offer and bind themselves severally to sell to the Beneficiary, and the Beneficiary will have the right to purchase, all of the shares they own, representing 5% of the capital stock of Tenedora Ares.

PRICE	Will be equal to the fair market value of the Tenedora Ares shares that are subject to this Call and Put Option Agreement in Mexican Pesos at the time the call option or put option, as the case may be, is exercised.

RESTRICTIVE COVENANTS

As long as the Call and Put Option Agreement is effective, the Parties are subject to among others, the following restrictive covenants:

(a) Non-disclosure; and

(b) Assignment of rights and obligations.

JURISDICTION	Mexican federal courts located in Mexico City.

GOVERNING LAW	Applicable federal law in Mexico.